INDEPENDENT ACCOUNTANTS' CONSENT




The Board of Directors
ATI Technologies Inc.



     We consent to the incorporation by reference in the Registration Statement on Form S-8 of ATI Technologies Inc. of our report dated September 25, 2002 relating to the consolidated balance sheets of ATI Technologies Inc. as at August 31, 2001 and 2002, and the related consolidated statements of operations and retained earnings and cash flows for each of the years in the three-year period ended August 31, 2002, which report appears in the 2002 Annual Report to Shareholders of ATI Technologies Inc. included in the annual report on Form 40-F of ATI Technologies Inc. for the fiscal year ended August 31, 2002.


/s/ KPMG LLP
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KPMG LLP
Chartered Accountants


Toronto, Canada
June 30, 2003